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                                                                    Exhibit 99.3


[HIGHFIELDS CAPITAL LETTERHEAD]                                     CONFIDENTIAL
                                                                    ------------

    [FORM OF LETTER SENT TO ALL DIRECTORS OF WALLACE-READER'S DIGEST FUNDS]


March 11, 2002                                 HIGHFIELDS CAPITAL MANAGEMENT LP


Mr. George Grune
Chairman
Wallace-Reader's Digest Funds
Two Park Avenue
23rd Floor
New York, NY 10016

Dear Mr. Grune,

In the event that you have not already seen it, attached please find a copy of a letter sent on February 27, 2002 to Ms. Christine DeVita. Given its importance to your constituents, we believe that this is a matter that deserves your immediate attention. To date the only response we have received is a letter dated March 6 from Ms. DeVita, a copy of which is also attached.

Today, I phoned Ms. DeVita who told me that, upon a "preliminary look" our proposal was "not attractive". When asked who had determined its unattractiveness and why, Ms. DeVita would not respond. She also said that if we wished, the Wallace Funds Board would consider the matter at a meeting this week and that she would call me back by the end of this week. I was surprised by this statement, which implied to me that our offer was allowed to lapse without any prior Board deliberation or request for an extension. I can only hope that Ms. DeVita's apparent personal and cursory dismissal of our proposal is unrelated to her role as a director of Reader's Digest and press reports that that Company is currently considering a major acquisition.

Our offer provided the Wallace Funds with a firm proposal and ample time for its consideration prior to our pursuit of other alternatives. Despite this courtesy, almost two weeks have passed.

Please feel free to contact me with any questions you or your advisors may have.

Sincerely,

/s/ Richard Grubman

Richard Grubman
Managing Director

Attachments:

Letter dated February 27, 2002

Letter dated March 6, 2002